Exhibit H

Churchill Capital Corp III

640 Fifth Avenue

12th Floor

New York, NY 10019

(212) 380-7500

August 28, 2020

MultiPlan, Inc.

115 Fifth Avenue

New York, NY 10003

Attn: Mark Tabak and Jeff Doctoroff

Re: Merger Agreement – Support of Transaction Covenant

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Polaris Investment Holdings, L.P. (“Holdings”), Polaris Parent Corp. (the “Company”), Churchill Capital Corp III (“Acquiror”), Music Merger Sub I, Inc. (“First Merger Sub”) and Music Merger Sub II LLC (“Second Merger Sub”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

The parties agree that, notwithstanding the proviso to the last sentence of Section 9.01 of the Merger Agreement, the Company shall cause all shares of Acquiror Class A Common Stock that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 9.02(b) of the Merger Agreement to be voted in respect of each Acquiror Stockholder Matter in the same proportion as the shares of Acquiror Common Stock actually cast by holders thereof other than the Company or any of its Subsidiaries (whether in person or by proxy) in respect of such Acquiror Stockholder Matter; provided, that for such purpose, (x) unless otherwise waived in writing by the Company, all shares of Acquiror Common Stock that are required to be voted in favor of the Acquiror Stockholder Matters pursuant to a Voting and Support Agreement or the Sponsor Agreement shall be deemed to be voted “for” each Acquiror Stockholder Matter even if such shares were voted “against”, abstained from voting or were part of a broker non-vote with respect to such Acquiror Stockholder Matter and (y) for the avoidance of doubt, except as provided in the immediately foregoing clause (x), any shares that abstained from voting or were part of a broker non-vote shall be disregarded for all purposes of determining the proportion that the Company is casting its Acquiror Class A Common Stock.

This letter agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This letter agreement may be amended only by execution of an instrument in writing signed on behalf of each of the parties hereto. This letter agreement may be executed in one or more counterparts, all of which together shall constitute a single letter agreement. Delivery by electronic transmission (including by transmission of .pdf files) will be valid and binding for all purposes. The Merger Agreement, as modified by this letter agreement, remains in full force and effect.

[Signature page follows]

[Signature Page to Merger Agreement Side Letter]

Very truly yours,

CHURCHILL CAPITAL CORP III

By:	/s/ JAY TARAGIN
Name:	Jay Taragin
Title:	Chief Financial Officer

MUSIC MERGER SUB I, INC.

By:	/s/ JAY TARAGIN
Name:	Jay Taragin
Title:	Secretary and Treasurer

MUSIC MERGER SUB II LLC

By:	/s/ JAY TARAGIN
Name:	Jay Taragin
Title:	Authorized Person

[Signature Page to Merger Agreement Side Letter]

ACKNOWLEDGED AND AGREED:

POLARIS PARENT CORP.

By:	/s/ DAVID L. REDMOND
Name:	David L. Redmond
Title:	Executive Vice President

POLARIS INVESTMENT HOLDINGS, L.P.

By:	Polaris Investment Holdings GP, LLC, its general partner

By:	Hellman & Friedman Capital Partners VIII, L.P., its managing member

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, LTD., its general partner

By:	/s/ HUNTER PHILBRICK
Name:	Hunter Philbrick
Title:	Vice President

[Signature Page to Merger Agreement Side Letter]